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                                                                   EXHIBIT 23.2


                              CONSENT OF KPMG LLP




     The Board of Directors
     Area Bancshares Corporation:


     We consent to incorporation by reference in the registration statement on Form S-8 of Area Bancshares Corporation of our report dated February 2, 2001, relating to the consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Area Bancshares Corporation.







     /s/  KPMG LLP


     Louisville, Kentucky
     November 28, 2001